Filed pursuant to Rule 433
Registration Statement No. 333-131266

Morgan Stanley
Fixed Income Investor Overview

First Quarter 2007
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Notice

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, nonpublic information. No representation is made that it is accurate or complete.  The presentation has been prepared solely for informational purposes and has not been updated since originally presented.

The information provided herein may include certain non-GAAP financial measures. The reconciliation of such measures to the comparable GAAP figures are included in the Company's Annual Reports on Form 10-K, Quarterly
Reports on Form 10-Q and Current Reports on Form 8-K, including any amendments thereto, all of which are available on www.morganstanley.com.

This presentation may contain forward-looking statements. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of risks and uncertainties that may affect the future results of the Company, please see "Forward-Looking Statements" immediately preceding Part I, Item I,
"Competition" and "Regulation" in Part I, Item 1, "Risk Factors" in Part 1, Item 1A, and "Certain Factors
Affecting Results of Operations" in Part II, Item 7 of the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 2006 and "Management's Discussion and Analysis of Financial Condition and Results of
Operations" and "Risk Factors" in the Company's Quarterly Reports on Form 10-Q and other items throughout the
Form 10-K, Forms 10-Q and the Company's Current Reports on Form 8-K.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.
Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

                                                                              2

Consolidated Financial Highlights - 1Q 2007

Net Revenues(1)                    Profit Before Taxes(2)
($MM)                              ($MM)

Diluted Earnings Per Share         Annualized Return On Equity
($/Share)                          (%)

Source:     Company SEC Filings and 1Q07 Financial Supplement
Notes:      (1)   Net revenues include adjustments for the presentation of certain deferred compensation plans.
            (2)   Amounts represent income from continuing operations before losses from unconsolidated
                  investees, income taxes, dividends on preferred   securities subject to mandatory redemption and
                  cumulative effect of accounting change, net.

                                                                              3

Segment Contributions - FY 2006

Net Revenues of $34.5Bn(1)(2)           Profit Before Taxes of $10.9Bn(3)(4)
(%)                                     (%)

Pre-tax Profit Margin                   Return on Average Common Equity(5)
(%)                                     (%)

Source:     Company SEC Filings and 4Q06 Financial Supplement
Notes:      (1)   Net revenues include adjustments for the presentation of certain deferred compensation plans.
            (2)   Excluding intersegment eliminations of ($269MM).
            (3)   Excluding intersegment eliminations of $33MM.
            (4)   Income from continuing operations before losses from unconsolidated investees, income taxes and cumulative effect of accounting change, net.
            (5)   The computation of average common equity for each segment is based upon an economic capital model that the Company uses to determine the amount of equity capital needed to support the risk of its business activities and to ensure that the Company remains adequately capitalized.

                                                                              4

Segment Contributions - 1Q 2007

Net Revenues of $11.0Bn(1)              Profit Before Taxes of $3.9Bn(2)(3)
(%)                                     (%)

Pre-tax Profit Margin                   Return on Average Common Equity(4)
(%)                                     (%)

Source:     Company SEC Filings and 1Q07 Financial Supplement
Notes:      (1)   Excluding intersegment eliminations of ($53MM).
            (2)   Excluding intersegment eliminations of $5MM.
            (3)   Income from continuing operations before losses from unconsolidated investees, income taxes and cumulative effect of accounting change, net.
            (4)   The computation of average common equity for each segment is based upon an economic capital model that the Company uses to determine the amount of equity capital needed to support the risk of its business activities and to ensure that the Company remains adequately capitalized.

                                                                              5

Key Strategic Principles and Financial Objectives
o        Leverage global scale, franchise and integration across businesses
o        Strike a better balance between principal and customer activity
o        Invest to optimize growth opportunities and achieve best-in-class status in all businesses
o        Aggressively pursue new opportunities including bolt-on acquisitions
o        Create cohesive "One-Firm" culture with the right leadership

-------------------------------------------------------------------------------
                      Double 2005 pre-tax profits by 2010
            5 percentage points improvement in pre-tax profit margin
-------------------------------------------------------------------------------

                                                                              6

Progress Toward Goals

Pre-tax Profits
($Bn)

-------------------------------------------------------------------------------
                      Double 2005 pre-tax profits by 2010
            5 percentage points improvement in pre-tax profit margin
-------------------------------------------------------------------------------
Source:  Company SEC Filings
Note:    (1) Includes U.S., Canada, Latin America and Other.

                                                                              7

Institutional Securities

Critical Initiatives

- Increase principal risk taking
- Expand derivatives business
- Increase presence in domestic and global residential mortgage
- Build leveraged finance business
- Grow in emerging markets
- Enhance financing / prime brokerage offerings
- Improve economics of core equities business

2007 Focus

- Continue to improve risk-adjusted trading revenues and returns on risk taking
- Invested $2.4Bn to date toward goal of $2.5Bn in principal investments
- Build upon growth initiatives in equity derivatives
- Complete integration of acquisitions
  - Mortgages: Saxon Capital (U.S.), Advantage (U.K.) and CityMortgage (Russia)
  - Commodities: TransMontaigne and Heidmar
- Pursue measured leveraged finance build out
- Build out emerging markets
  - Develop more international presence through increased local branches
  - Secure licenses and mandates to increase product offerings in local markets
  - Focus research on emerging and developing markets
- Prime Brokerage
  - Continue roll out of multi-asset class offerings
  - Maintain pace of global client balance growth
- Enhance electronic and program equity trading capabilities and productivity and efficiency in the cash equities business

Morgan Stanley

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information.

8

Asset Management

Critical Initiatives

o         Enhance bench of talent
o         Build alternatives capability
o         New products and bolt-on acquisitions / lift-outs
o         Rebuild institutional reputation and business, particularly in U.S.
o         Stem outflows of Morgan Stanley retail mutual funds
o         Continued focus on improved performance

2007 Focus

o        Continue to grow alternatives and hedge fund opportunities
-        Develop global alternatives sales force, including distribution with Global Wealth Management Group
-        Coordinate structured products/portable alpha with Institutional Securities
-        Further develop support functions: legal, operations, trading and risk oversight
o        Make traditional acquisitions / lift-outs to fill product gaps to complement existing product lines
-        Equity and fixed income, with large cap products (core, growth and value), global blend, international and high yield
o        Continue growth of international franchise
o        Rationalize proprietary fund sales
o        Continue build out of Private Equity and Infrastructure businesses

                                                                              9

Global Wealth Management

Critical Initiatives

o         Improve financial performance
o         Stabilize sales force and energize organization
o         Explore new revenue opportunities
o         Strengthen linkages with rest of Morgan Stanley franchise
o         Develop technology and operations support
o         Continued focus on control and compliance/ legal issues

2007 Focus

o        Continue recruiting at a measured pace, with only economic deals
-        Confident that FA headcount will finish the year at 8,000
o        Focus on growth in High Net Worth business
-        PWM, both domestically and internationally
-        Swiss Bank build out
o        Targeted acquisitions possible
o        Growth in asset management versus transactional business
o        Continue growth in the Bank Deposit Program
o        Expand into alternative investments and offer more closed-end funds
o        Enhance integration with Institutional Securities
o        Technology, operations and compliance improvements
                                                                             10

Discover

Critical Initiatives

- Invest to expand merchant acceptance, new accounts and usage
  - Merchant acquisition effort
  - Cardmember acquisition and usage
  - Brand / product differentiation
  - Portfolio management
  - Additional markets / products
- Monetize growth opportunities in the payments business (signature and PIN)
- Grow international network, issuing and acquiring businesses

2007 Focus

- Complete spin-off by 3Q07
- Grow U.S. Sales and Loans
  - Leverage brand, new products, and service to continue sales and loan growth
- Universal Domestic Acceptance
  - Increase acceptance with small/medium merchants by implementing newly-signed acquirer deals
- Payments
  - Add additional third party issuers and volume onto Pulse and Discover Networks
- European
  - Multiple projects to control U.K. credit losses, improve revenue margins and reduce expenses
- Expense Efficiency
  - Cross functional programs focused on improving marketing effectiveness, reducing customer servicing costs and enhancing leverage of employee and infrastructure costs

Morgan Stanley

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, nonpublic information.

11

Capital and Risk Management

o        Active capital management
-        Balance use of capital for organic growth, acquisitions and share repurchases
o        Current goal to repurchase up to $6 billion over 12-18 months, subject to its unallocated capital position, market conditions and regulatory considerations
-        Use Tier 1 capital for economic capital model to give credit to preferred and hybrid capital instruments
o        Effective risk management
-        Focus on making sure the Firm's risk-taking is active, prudent, balanced and commensurate with the rewards and the Firm's risk appetite
-        Use integrated approach that spans all of the risks to which the firm is exposed - the "Doctrine of No
         Surprises"
o        Risk committees - at both Firm and business level - regularly perform comprehensive reviews
o        Control groups (e.g., market risk managers, credit officers and infrastructure) have credibility and access to senior management
o        Rely on metrics including VaR, stress tests, scenario analysis, mark to market and mark to model back testing

                                                                             12

Increased Economic Capital

Average Economic Capital(1)
($Bn)

Source:  Company SEC Filings and 1Q07 Financial Supplement
Notes:
(1) The Company uses an economic capital model to determine the amount of equity capital needed to support the risk of its business activities to ensure that the Company remains adequately capitalized. Economic capital is defined as the amount of capital needed to run the business through the business cycle and satisfy the requirements of regulators, rating agencies and the market. The
Company's methodology is based on a going concern approach that assigns economic capital to each segment based on regulatory capital usage plus additional capital for stress losses, goodwill and principal investment risk.
The economic capital model and allocation methodology may be enhanced over time in response to changes in the business and regulatory environment.

(2) Beginning in the first quarter of fiscal 2007, economic capital requirements have been met by regulatory Tier 1 equity (including common shareholders' equity, certain preferred stock, eligible hybrid capital instruments and deductions of goodwill and certain intangible assets and deferred tax assets), subject to regulatory limits. The Tier 1 equity components are also reflected in the average common equity allocated to the business segments. This enhancement to the Company's equity capital model and related disclosures will be made on a prospective basis.

                                                                             13

Better Leverage Firm Capital

Total and Adjusted Assets               Lending and Commitments vs. Hedges
($Bn)                                   ($Bn)

Total Leverage Ratio:                             % Investment Grade:
  30.5x        30.4x          30.6x                    65%  65%  58%
Adjusted Leverage Ratio(1):
  16.4x        17.7x          17.4x

Source:  Company SEC Filings and 1Q07 Financial Supplement
Notes:  (1)  Adjusted leverage ratio equals adjusted assets divided by tangible shareholders' equity.
        (2)  Includes both internal and external hedges utilized by the lending business.

                                                                             14

Improving Risk / Return

Quarterly Sales and Trading Net Revenues vs. Average Trading VaR(1)

Source:   Company SEC filings and 1Q07 Financial Supplement
Note:
(1) For a discussion of the Company's VaR methodology and its limitations, see
"Qualitative Disclosures about Market Risk - Risk Management" in Part II, Item
7A of the Company's 2006 Form 10-K.

                                                                             15

Financial Strength

Total Long-Term Capital at February 28, 2007

Source:     Company SEC filings
Notes:
(1) These amounts exclude the current portion of long-term borrowings and include Capital Units, which were redeemed on February 28, 2007, and junior subordinated debt issued to capital trusts.

                                                                             16

Debt Portfolio Management

Long-Term Debt Issued(1)

Source:      Company SEC filings
Note:
(1) Unsecured long-term debt issued excludes certain equity-linked and credit-linked products not considered to be a component of Morgan Stanley's cash capital

Long-Term Debt By Currency
Source:       Bloomberg
Note:         Data as of 2/28/07

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Liquidity Management Framework

Contingency              Liquidity      Cash Capital
Funding Plan             Reserve        Policy

                             Financing Guidelines
o        Secured Funding                     o        Surplus Capacity
o        Asset / Liability Matching          o        Diversification
o        Staggered Maturities                o        Committed Credit

                                                                             18

Committed Credit Facility

Currency Diversification                     Unsecured vs. Secured

                       Total Committed Credit = $11.43Bn

Source:  Company SEC filings

                                                                             19

Credit Quality

                                 Debt Ratings

                                                  Senior Debt   Commercial Paper
Dominion Bond Rating Service Limited              AA (low)      R-1 (middle)
Fitch Ratings (1)                                 Aa3           P-1
Moody's Investors Service                         AA            a-1+
Rating and Investment Information, Inc. (R&I)     A+            A-1
Standard & Poor's (2)

Notes:            (1)      Outlook changed to Negative on December 19, 2006
                  (2)      Outlook changed to Positive on October 27, 2006

                                                                             20

Geographic
Information

Morgan Stanley
                                                                             21

Regional Contributions: FY 2004 and FY 2006

2004 Net Rev enues of $25Bn(1)(2)            2006 Net Revenues of $36Bn(2)(3)

2004 Pre-Tax Profits of $7Bn                 2006 Pre-Tax Profits of $11Bn

Source:  Company SEC Filings
Notes:   (1) Excluding eliminations of ($1,346MM).
         (2) Net revenues include adjustments for the presentation of certain deferred compensation plans.
         (3) Excluding eliminations of ($1,993MM).
         (4) Includes U.S. and Other.

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Morgan Stanley Presence in Europe, Middle East and Africa

Regional Offices

 UK                (1977)
 Switzerland       (1986)
 Germany           (1987)
 Italy             (1989)
 Luxembourg        (1989)
 France            (1990)
 Spain             (93/99)
 Russia            (1994)
 South Africa      (1994)
 Netherlands       (1997)
 Sweden            (1999)
 Israel            (2001)
 Ireland           (2003)
 Greece            (2004)
 Hungary           (2006)
 UAE               (2006)
 Turkey            (2007)
 Saudi Arabia (JV) (2007)

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Critical Initiatives: Europe, Middle East and Africa

o   Institutional Securities

    -   Grow equity derivatives, corporate derivatives, and retail structured products

    -   Capitalize on changes in the insurance and pension markets

    -   Opportunistically expand residential mortgage capabilities in target markets (ex. acquiring City Mortgage in Russia and Advantage in the
        U.K.)

    -   Achieve better balance between principal and agency business

o        Global Wealth Management

    -   Refocused on ultra-high net worth market segment (sale of Quilter)

    -   Swiss Bank expansion

    -   Invest in talent and grow the franchise

o   Asset Management

    -   Continue to expand global distribution platform via organic growth and possible acquisitions

    -   Expand product platform organically and through acquisitions

    -   Build private equity platform

    -   Invest in talent

o   Cross-divisional Initiatives

    -   Further build out Emerging Markets footprint (Turkey, Dubai, Qatar,
        Saudi JV, Kazakhstan, Central Europe)

    -   Expand client footprint (middle market)

    -   Importance of local presence

                                                                             24

Morgan Stanley Presence in Asia

   Regional Offices
-----------------------
 Tokyo          (1970)
 Sydney         (1982)
 Melbourne      (1985)
 Singapore      (1985)
 Hong Kong      (1987)
 Taipei         (1990)
 Seoul          (1992)
 Shanghai       (1993)
 Mumbai         (1993)
 Beijing        (1994)
 Bangkok        (1997)
 Jakarta        (2006)
 Zhuhai         (2006)
 Hanoi (JV)     (2007)

                                                                             25

Critical Initiatives: Asia

o   Institutional Securities

    -   Aggressive localization and growth of Asian offices

        o   Building out the China platform: Nan Tung Bank

        o   Focus on local licenses in Korea and Taiwan (Integrated Securities
            House License)

    -   Building on core strengths: MSREF expansion in China/Japan and established prime brokerage teams in Singapore and Australia

    -   Build investment banking and other businesses in Australia

    -   Growing presence in Korea and Taiwan with fixed income sales, capital markets, investment banking and institutional equities

    -   Acquired license in Indonesia and expanding platform

    -   Establishing Joint Venture with SCIC in Vietnam

    -   Local presence is key part of strategy

o   Global Wealth Management - Focused on growth strategy

    -   Centers in Hong Kong and Singapore

    -   Leverage the brand in China, Taiwan and Indonesia

o   Asset Management

    -   Continue to expand global distribution platform via organic growth and possible acquisitions

    -   Building domestic product, possibly through acquisitions

    -   Private equity Asia

o   Cross-divisional

    -   Build strength in Japan, maintain CMBS strength, and reinvest in investment banking, institutional equities evaluate GWM opportunities

    -   Full ownership, full service institutional securities platform in India

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Morgan Stanley Presence and Critical Initiatives in Latin America

     Regional Offices
   --------------------
 Sao Paulo        (1997)
 Mexico City      (1999)
 Buenos Aires     (1999)

o   Institutional Securities

    -   Obtained Broker-Dealer license in Mexico

    -   Further build out MSREF business in Brazil and Mexico

o   Global Wealth Management

    -   Build out of High Net Worth Platform in Latin America

o   Asset Management

    -   Continue to expand global distribution platform via organic growth

o   Cross-divisional

    -   Full scale business expansion with Brazil as primary focus

    -   Maintain strength in regional bond and equity business

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Morgan Stanley

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